ETFS TRUST - 485BPOS

EX.99.D3

INTERIM

INVESTMENT ADVISORY AGREEMENT

INTERIM INVESTMENT ADVISORY AGREEMENT (“Agreement”) made as of this 23rd day of April, 2018, between ETF Securities Advisors LLC (the “Adviser”) and ETFS Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”).

WHEREAS, the Adviser is principally engaged in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust is engaged in the business of an investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust offers or intends to offer shares representing interests in the series listed on Schedule A attached hereto (each an “Initial Fund”); and

WHEREAS, the Trust has previously retained the Adviser to act as investment adviser to the Trust on behalf of each Initial Fund and to provide certain related services, as more fully set forth below, and to perform such services under the terms and conditions hereinafter set forth pursuant to an investment advisory agreement between the Adviser and the Trust dated December 2, 2014 (the “Prior Agreement”), which was approved in accordance with the provisions of the 1940 Act; and

WHEREAS, the Adviser anticipates that Aberdeen Asset Management Inc. (“Aberdeen”) will acquire the membership interests of the Adviser and become the parent entity of the Adviser on or soon after the date of this Agreement (the “Transaction”), which in turn would trigger the “assignment,” as such term is defined in the 1940 Act, and automatic termination of the Prior Agreement; and

WHEREAS, the Prior Agreement will terminate upon the closing of the Transaction (the “Closing”), and the effective date of this Agreement is the date of such Closing (the “Effective Date”); and

WHEREAS, a new advisory agreement between the Trust and the Adviser, on behalf of each Initial Fund, requires (i) approval from the Trust’s Board of Trustees (the “Board”), including a majority of the Trustees who are not interested persons of the Trust as defined in the 1940 Act (the “Independent Trustees”), and (ii) shareholder approval from a majority of each Initial Fund’s outstanding voting securities obtained through a proxy solicitation process; and

WHEREAS, the Trust desires to appoint the Adviser to continue serving as the investment adviser with respect to each Initial Fund following the Closing pursuant to this Agreement, which is being entered into in reliance upon Rule 15a-4 under the 1940 Act; and

WHEREAS, the Trust may, from time to time, offer shares representing interests in one or more additional series (each, an “Additional Fund” and, collectively, the “Additional Funds”); and

WHEREAS, the Trust may desire to appoint the Adviser as the investment adviser with respect to one or more of the “Additional Funds” (each such Additional Fund and Initial Fund being referred to herein individually as a “Fund” and collectively as the “Funds”); and

WHEREAS, the Adviser is willing to provide investment management services to the Funds on the terms and conditions hereinafter set forth;

NOW THEREFORE, the parties hereto hereby agree as follows:

1.	Appointment of the Adviser

The Trust hereby appoints the Adviser to act as investment adviser for each Initial Fund for the period and on terms set forth herein. The Adviser accepts such appointment and agrees to render such services for the compensation set forth herein. In the event that the Trust desires to retain the Adviser to render investment advisory services hereunder with respect to an Additional Fund, and the Adviser is willing to render such services, Schedule A shall be amended in accordance with Section 10(b) whereupon such Additional Fund shall become a Fund hereunder. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided for or authorized, in this Agreement or another writing by the Trust and the Adviser, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

2.	Duties of the Adviser

(a)	The Trust acknowledges and agrees that it is contemplated that the Adviser will manage the investment operations and composition of each Fund of the Trust and render investment advice for each Fund. The Adviser may, at its own expense, select and contract with one or more investment sub-advisers to manage the investment operations and composition of each Fund of the Trust and render investment advice for each Fund. The services provided by the Adviser or any such sub-adviser shall include: (i) furnishing continuously an investment program for each Fund; (ii) managing the investment and reinvestment of Fund assets; (iii) determining which investments shall be purchased, held, sold or exchanged for each Fund and what portion, if any, of the assets of each Fund shall be held uninvested; (iv) making changes on behalf of the Trust in the investments for each Fund; (v) providing the Trust with records concerning the activities that the Trust is required to maintain; and (vi) rendering reports to the Trust’s officers and Board of Trustees concerning the Adviser’s discharge of the foregoing responsibilities. In addition, the Adviser will arrange for other necessary services, including custodial, transfer agency and administration. The Adviser shall furnish to the Trust all office facilities, equipment, services and executive and administrative personnel necessary for managing the investment program of the Trust for each Fund. The Adviser may enter into arrangements with its ultimate parent or other persons affiliated or unaffiliated with the Adviser for the provision of certain personnel and facilities to the Adviser to enable the Adviser to fulfill its duties and obligations under this Agreement.

(b)	The Adviser shall discharge the foregoing responsibilities subject to the supervision and control of the Board of Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, each Fund’s investment objective and policies as set forth in the then current prospectus and statement of additional information for such Fund contained in the Trust’s Registration Statement on Form N-1A, as amended or supplemented from time to time, the Trust’s compliance manual, as in effect from time to time, and applicable laws and regulations.

3.	Certain Records and Reports

Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 under the 1940 Act that are prepared or maintained by the Adviser (or any investment sub-adviser) on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust at its request (the “Records”). The Adviser agrees to preserve the Records for the periods prescribed in Rule 31a-2 under the 1940 Act. The Trust and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request. The Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or lawfully requested by applicable federal or state regulatory authorities.

4.	Advisory Fees/Allocation of Expenses

(a)	For the services to be provided by the Adviser hereunder with respect to each Fund, the Trust shall pay to the Adviser a fee at the rate set forth on Schedule A attached hereto, provided that such fees shall be no greater than the fees the Adviser would have received under the Prior Agreement. Schedule A shall be amended from time to time to reflect the addition and/or termination of any Fund as a Fund hereunder and to reflect any change in the advisory fees payable with respect to any Fund duly approved in accordance with Section 10(b) hereunder. All fees payable hereunder shall be accrued daily and paid as soon as practical after the last day of each month.

In any case of commencement or termination of this Agreement with respect to any Fund during any calendar month, the fee with respect to such Fund for that month shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average daily net assets of such Fund for the days during which it is in effect.

The compensation earned by the Adviser under this Section 4 shall be held in an interest bearing escrow account with the Trust’s custodian. If a majority of a Fund’s outstanding voting securities (as such term is used in the 1940 Act) approves a new advisory agreement with the Adviser prior to the expiration of the term of this Agreement, the amount in the escrow account (including any interest earned) with respect to the Fund shall be paid to the Adviser. If a majority of a Fund’s outstanding voting securities do not approve a new advisory agreement with the Adviser prior to the expiration of the term of this Agreement, the Adviser shall be paid out of the escrow account with respect to the Fund the lesser of (i) the Adviser’s costs incurred in providing the services under this Agreement (including any interest earned on that amount while in escrow) with respect to the Fund; or (ii) the total amount in the escrow account (including any interest earned) with respect to the Fund.

(b)	The Adviser agrees to pay all expenses of the Trust, except for: (i) brokerage expenses and other fees, charges, taxes, levies or expenses (such as stamp taxes) incurred in connection with the execution of portfolio transactions or in connection with creation and redemption transactions (including without limitation any fees, charges, taxes, levies or expenses related to the purchase or sale of an amount of any currency, or the patriation or repatriation of any security or other asset, related to the execution of portfolio transactions or any creation or redemption transactions); (ii) legal fees or expenses in connection with any arbitration, litigation or pending or threatened arbitration or litigation, including any settlements in connection therewith; (iii) compensation and expenses of counsel to the Independent Trustees, (iv) compensation and expenses of the Trust’s chief compliance officer; (v) extraordinary expenses (in each case as determined by a majority of the Independent Trustees); (vi) distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act; (vii) interest and taxes of any kind or nature (including, but not limited to, income, excise, transfer and withholding taxes); (viii) any fees and expense related to the provision of securities lending services; and (ix) the advisory fee payable to the Adviser hereunder. The internal expenses of pooled investment vehicles in which a Fund may invest (acquired fund fees and expenses) are not expenses of the Trust and are not paid by the Adviser. The payment or assumption by the Adviser of any expense of the Trust that the Adviser is not required by this Agreement to pay or assume shall not obligate the Adviser to pay or assume the same or any similar expense of the Trust on any subsequent occasion.

5.	Limitation of Liability Under the Declaration of Trust

The Declaration of Trust establishing the Trust provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be subject to any personal liability in connection with Trust property or the affairs of the Trust and that all persons should shall look solely to the Trust property or to the property of one or more specific Funds for satisfaction of claims of any nature arising in connection with the affairs of the Trust.

6.	Regulation

The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

7.	Provision of Certain Information by the Adviser

The Adviser will promptly notify the Trust in writing of the occurrence of any of the following events:

(a)	the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

(b)	the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

(c)	the chief executive officer or parent company of the Adviser or the portfolio manager of any Fund changes.

8.	Limitation of Liability of the Adviser

Neither the Adviser nor its officers, directors, employees, agents, affiliated persons or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or its shareholders in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Trust or its shareholders resulting from any willful misfeasance, bad faith or gross negligence in the performance of its duties or obligations hereunder, the reckless disregard of its duties or obligations hereunder, or breach of its fiduciary duty to the Trust, any Fund or its shareholders.

9.	Force Majeure

Notwithstanding any other provision of this Agreement, the Adviser shall not be liable for any loss suffered by the Trust or its shareholders caused directly or indirectly by circumstances beyond the Adviser’s reasonable control including, without limitation, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, labor difficulties, fires, earthquakes, floods or other catastrophes, acts of God, wars, riots or failures of communication or power supply. In the event of equipment breakdowns beyond its reasonable control, the Adviser shall take reasonable steps to minimize service interruptions, but shall have no liability with respect thereto.

10.	Duration, Termination and Amendment

(a)	Duration. This Agreement shall become effective with respect to each Initial Fund on the Effective Date. Unless terminated in accordance with this Section 10, the Agreement shall remain in full force and effect for a period of up to 150 days or until the holders of a majority of a Fund’s outstanding voting securities approve an investment advisory agreement with the Adviser, whichever occurs first. If, however, shareholders of a Fund fail to approve a new investment advisory agreement within 150 days of the Effective Date, the Adviser may continue to serve hereunder as to such Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b)	Amendment. Any amendment to this Agreement that is material shall become effective with respect to a Fund only upon approval of the Adviser, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust cast in person at a meeting called for the purpose of voting such approval and, if required under the 1940 Act, a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

(c)	Approval, Amendment or Termination by a Fund. Any approval, amendment or termination of this Agreement with respect to a Fund will not require the approval of a majority of the outstanding voting securities of any other Fund or the approval of a majority of the outstanding voting securities of the Trust, unless such approval is required by applicable law.

(d)	Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its “assignment” (as defined in the 1940 Act).

(e)	Termination. This Agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by vote of the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund, upon giving the Adviser 10 calendar days’ written notice. The Adviser may, at any time, without payment of any penalty, terminate this Agreement on not less than 30 days’ nor more than 60 days’ prior written notice to the Trust.

11.	Services Not Exclusive

The services of the Adviser to the Trust hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others (including other investment companies and to engage in other activities) so long as its services hereunder are not impaired thereby.

12.	Use of the Name ETFS

The Adviser has consented to the use by the Trust of the name “ETFS” in the name of the Trust and each Fund. Such consent is conditioned upon the employment of the Adviser or an affiliate as the investment adviser to the Fund. The name “ETFS” may be used from time to time in other connections and for other purposes by the Adviser and any of its affiliates and/or any entity managed by the Adviser or its affiliates. The Adviser may require the Trust and the Funds to cease using “ETFS” in the name of the Trust and the Funds if the Funds cease to employ, for any reason, the Adviser, any successor thereto or any affiliate thereof as investment adviser of a Fund.

13.	Custody

Nothing in this Agreement will require the Adviser to take or receive physical possession of cash, securities, or other investments of any Fund.

14.	Miscellaneous

(a)	Notice. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or the Adviser in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this section. .

(b)	Severability. Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

(c)	Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware (without giving effect to its conflict of law principles) and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

(d)	Execution By Counterpart. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement.

(e)	Survival After Termination. The rights and obligations set forth in Sections 3, 5 and 8 shall survive the termination of this Agreement.

(f)	Permissible Interests. Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, agents, shareholders or otherwise; directors, partners, officers, agents and shareholders of the Adviser are or may be interested in the Trust as Trustees, officers, agents, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise.

(g)	Entire Agreement. This Agreement contains the entire understanding and agreement of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

ETFS TRUST		ETF SECURITIES ADVISORS LLC

By:	/s/ Alan R. Goodson	By:	/s/ Alan R. Goodson
	Name: Alan Goodson		Name: Alan Goodson
	Title: Vice President		Title: Director

Schedule A

To the Interim Investment Advisory Agreement
Between ETFS Trust and
ETF Securities Advisors LLC

Name of Series:	Fee %:
ETFS Bloomberg All Commodity Strategy K-1 Free ETF	0.29%
ETFS Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF	0.29%
ETFS Bloomberg Agriculture Commodity Strategy K-1 Free ETF	0.39%
ETFS Bloomberg Energy Commodity Strategy K-1 Free ETF	0.39%
ETFS Bloomberg Energy Commodity Longer Dated Strategy K-1 Free ETF	0.39%